Exhibit 4.37

THE SYMBOL “[***]” OR “[REDACTED]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL, AND (ii) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Agreement regarding the Termination of Original Agreements

This Agreement, dated as of June 26, 2023, is entered into by and among:

1.	Beijing Ubazaar Technology Co., Ltd. (“北京优鲜集科技有限公司”), a limited liability company duly incorporated and validly existing under Chinese Laws, having its registered address at 492 LG1, Bldg. 2, West Street Wanshou Road, Haidian District, Beijing, China (“Ubazaar”);

2.	Ucommune (Beijing) Technology Co., Ltd. (“优客工场（北京）信息技术有限公司”), a limited liability company duly incorporated and validly existing under Chinese Laws, having its registered address at No. 8A, Zhaofeng First Street, Zhaofeng Industrial Base, Zhaoquanying Town, Shunyi District, Beijing, China (“WFOE”); and

3.	Shi Nan (“石南”), a natural person with Chinese nationality, having her PRC ID number as [***] .

The foregoing Parties are individually referred to as a “Party” or such “Party”, collectively referred to as the “Parties”, and mutually referred to as “one Party” and “other Parties”.

WHEREAS:

1.	On May 20th, 2019, WFOE and Ubazaar enter into the Exclusive Business Cooperation Agreement;

2.	On May 20th, 2019, Shi Nan, Ubazaar and WFOE enter into the Exclusive Option Agreement, the Shareholder Rights Proxy Agreement and the Equity Pledge Agreement (collectively referred to as the “Original Agreements”);

3.	On June 26th, 2023, all equity interests in Ubazaar were transferred, i.e., Shi Nan transferred 100% equity interests in Ubazaar held by him to Cao Geng (this “Equity Transfer”). Upon completion of this Equity Transfer, Shi Nan ceased to hold any equity interests in Ubazaar; and

4.	On June 26th, 2023, Cao Geng, Ubazaar and WFOE enter into the Exclusive Option Agreement, the Shareholder Rights Proxy Agreement and the Equity Pledge Agreement as updated (collectively referred to as the “New Agreements”).

NOW, THEREFORE, the Parties, upon amicable negotiation, agree on matters relating to the termination of the Original Agreements as follows:

Article 1 The Parties agree that, as of the effective date of the New Agreements, the Original Agreements shall be terminated. WFOE, Ubazaar and Shi Nan will cease to have any rights and obligations under the Original Agreements.

Article 2 The Parties acknowledge that there is no dispute or controversy over the performance and termination of the Original Agreements.

Article 3 The Parties acknowledge and agree that, if the relevant Articles will survive the termination of the Original Agreements (including but not limited to confidentiality clause, dispute settlement clause, etc.) pursuant to the provisions of the Original Agreements, such Articles shall remain effective.

Article 4 The execution, validity, interpretation, performance of and the settlement of any dispute arising out of this Agreement shall be governed by and construed in accordance with the laws of the People’s Republic of China (for the purposes of this Agreement, excluding the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan). Any dispute arising out of or in connection with this Agreement shall be settled through amicable negotiation; if such negotiation fails, any Party may submit such dispute to the China International Economic and Trade Arbitration Commission for arbitration in Beijing in accordance with its arbitration procedures and rules then in force. The arbitral proceedings shall be conducted on a confidential basis. The language of arbitration shall be Chinese. The arbitral award shall be final and binding on the Parties.

Article 5 This Agreement shall be executed in THREE (3) counterparts, each of which shall be equally authentic and become effective upon being signed by all Parties.

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(This page is the signature page for this Agreement regarding the Termination of Original Agreements, and contains no text.)

Shi Nan (“石南”):

Signature:	/s/ Nan Shi

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(This page is the signature page for this Agreement regarding the Termination of Original Agreements, and contains no text.)

Ucommune (Beijing) Technology Co., Ltd. (“优客工场（北京）信息技术有限公司”) (Seal):

/s/ Seal of Ucommune (Beijing) Technology Co., Ltd.

Legal Representative or Authorized Representative (Signature):	/s/ Daqing Mao

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(This page is the signature page for this Agreement regarding the Termination of Original Agreements, and contains no text.)

Beijing Ubazaar Technology Co., Ltd. (“北京优鲜集科技有限公司”) (Seal):

/s/ Seal of Beijing Ubazaar Technology Co., Ltd.

Legal Representative or Authorized Representative (Signature):	/s/ Geng Cao

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